Exhibit 99.1

Toronto, 23 September, 2008.

Pursuant to an Asset Purchase Agreement by and between the Zeezoo Software Corp. (OTCBB: ZEEZ), a Nevada corporation (“Zeezoo”), and Enhance Skin Products Inc., a privately owned Ontario corporation (“Enhance”), on August 14, 2008, Zeezoo acquired substantially all of the assets of Enhance (the “Assets”).  In exchange for the Assets, and taking into account the cancellation of certain securities of Zeezoo by the Insiders (as defined below), the former stockholders of Enhance have acquired approximately 57% of the issued and outstanding shares of common stock, par value $.001 per share, of Zeezoo (the “Common Stock”).  This transaction may be deemed to have resulted in a change in control of Zeezoo from the Insiders to the former stockholders of Enhance.  In connection with the change in control, Dr. Samuel Asculai, Ph.D. became President and Chief Executive Officer and a director, Dr. Zenas B. Noon became a director, Mr. Frode Botnevik became a director, Mr. Chris Hovey became Vice President of Operations and Mr.Brian Lukian became Chief Financial Officer and Secretary of Zeezoo.  Joel M. Gugol and Erickson D. Mercado (together, the “Insiders”), the only officers and directors of Zeezoo prior to the closing of the transaction contemplated by that Asset Purchase Agreement (the “Closing”), resigned from these positions on the date of the Closing.  The Insiders were the majority stockholders of Zeezoo immediately prior to the Closing.  On the Closing, the Insiders surrendered the large majority of the Common Stock held by them for cancellation.

Subsequent to the purchase of the Assets, Zeezoo (i) changed its (a) name to Enhance Skin Products Inc.; (b) OTCBB trading symbol to EHSK; and (c) address to 695 South Colorado Boulevard, Suite 480, Denver, Colorado 80246; and (ii) incorporated a wholly owned Canadian subsidiary, Enhance Skin Products (Canada) Limited, and by a private placement of shares of the Common Stock and warrants to purchase shares of the Common Stock, raised $1.5 million to implement its business plan.

Enhance develops science-based skin-care (cosmeceutical) products for the professional skin care markets, world-wide. These products will be marketed by Enhance under its Visible Youth™ Brand or through private-label arrangements with others.

Cautionary Statement Regarding Forward-Looking Information: Except for statements of historical fact relating to Enhance, certain information contained herein constitutes forward-looking statements.
Forward-looking statements are frequently characterized by words such as "potential," "estimate," "plan," "expect," "project," "intend," "believe," "anticipate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Enhance undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.